Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into and is effective as of November 8, 2011, by and between QKL Stores Inc., a Delaware corporation (“QKLS”) and Mr. Tsz Fung Philip Lo, an individual resident in Hong Kong. (“Mr. Lo”).

Preliminary Statement

QKLS desires to retain Mr. Lo, and Mr. Lo is willing to serve, as a member of the Board of Directors of QKLS on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, QKLS and Mr. Lo hereby agree as follows:

1. Appointment.  The Board of Directors of QKLS has elected Mr. Lo, and Mr. Lo has agreed to serve, as a member of the Board of Directors of QKLS, effective as of the date of this Agreement.

2. Compensation.  For the duties and services to be performed by him under this Agreement, QKLS will pay to Mr. Lo, and Mr. Lo agrees to accept, the compensation described below in this Section 2.

a.
Fee.  For all services rendered by Mr. Lo pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board of Directors or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to Mr. Lo an annual fee (the “Fee”) in cash of Fifteen Thousand Dollars ($15,000) during the Term (as defined below), so long as Mr. Lo is serving on the Board of Directors.  The Fee (or such prorated portion thereof) shall be paid in cash to Mr. Lo in equal, quarterly installments no later than the 30th day following the end of the Company’s fiscal quarter during the Term (beginning the fiscal quarter ending December 31, 2011).

b.
Committees.  The Board of Directors has appointed Mr. Lo, and Mr. Lo has agreed to serve as, chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee and the Compensation Committee .

3. Expenses.  QKLS will reimburse Mr. Lo for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with QKLS policies applicable to members of its Board of Directors.

4. Term and Termination.

a. Term. The term of this Agreement will commence as of the date the Board of Directors appoints Mr. Lo a director of QKLS and will remain in effect for three (3) years after the commencement of this Agreement (the “Term”). QKLS has no obligation to cause the nomination or recommend the election of Mr. Lo to the Board of Directors for any period of time in the future. Upon the termination of Mr. Lo’s tenure as a member of the Board of Directors, QKLS will promptly pay to Mr. Lo, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

b. Termination. This Agreement and the Mr. Lo’s services hereunder shall terminate upon the earlier of the following:

i. Removal as a director of the Company, upon proper Board or stockholder action in accordance with the By-Laws and Articles of Incorporation of the Company and applicable law;

ii. Resignation of Mr. Lo as a director of the Company upon written notice to the Board of Directors of the Company; or

iii. Termination of this Agreement by the Company, in the event the requirements of this position is not satisfied, as determined by the Company in its sole discretion.

5. Indemnification. QKLS Shall indemnify Mr. Lo, as a director of QKLS, to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Mr. Lo in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of QKLS. Expenses (including attorney’s fees) incurred by Mr. Lo in defending any such action, suit or other proceeding shall be paid by QKLS in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of him to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by QKLS. The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Mr. Lo may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever. In the event of any conflict between the provisions hereof and the indemnification provisions contained in QKLS’s articles of incorporation or bylaws, or in any agreement between QKLS and Mr. Lo, the terms of such articles, bylaws or agreement shall govern.

6. Non-Exclusive. Nothing in this Agreement will prevent Mr. Lo (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with Mr. Lo’s duty of loyalty to QKLS, (2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 5% of the outstanding equity securities of a company that is a competitor of QKLS. Mr. Lo will comply with and be bound by QKLS’s policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this Agreement.

7. Conflicts. Mr. Lo represents that his performance of this Agreement will not conflict with or breach any other agreement to which he is a party or may be bound. Mr. Lo has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Mr. Lo represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Lo’s performance of his duties under this Agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer’s employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business.

8. Representations and Warranties of QKLS. QKLS has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2010 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of QKLS included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of QKLS and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

There is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have an adverse effect on the business of QKLS; nor are there any facts known to QKLS which could reasonably be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which could have an adverse effect upon the business of QKLS

9. Governing Law; Mediation & Arbitration. This Agreement will be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

10. Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by air courier of first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Mr. Lo, to:	Rm 1701A, 17/F, Nan Dao Commercial Building,
359-361 Queen;s Road Central,
Hong Kong

If to QKLS, to:	Zhuangyi Wang
1 Nanreyuan Street, Dongfeng Road
Sartu District, Daqing, 163300
China

with a copy to:	Mitch Nussbaum
345 Park Avenue
New York, New York 10154
USA

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

11. Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings.

12. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

15. Severability. If any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

[signature page appears on the following page]

[signature page to Agreement of November 8, 2011 by and between QKL Stores Inc. and Mr. Tsz Fung Philip Lo]

The parties, by signing below, agree to the terms and conditions set forth in this Agreement.

QKL Stores Inc.

By:	/s/ Zhuangyi Wang
Name:	Zhuangyi Wang
Title:	Chief Executive Officer

/s/ Tsz Fung Philip Lo
Mr. Tsz Fung Philip Lo